Prudential Jennison Small Company Fund, Inc.

655 Broad Street, 17th Floor
Newark, New Jersey 07102

November 29, 2018

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-1520

Re:	485(b) Filing for Prudential Jennison Small Company Fund, Inc. Registration Numbers 002-68723 and 811-03084

Dear Sir or Madam:

We are filing today via EDGAR a Post-Effective Amendment under Rule 485(b) to the Registration Statement of the above-referenced Registrant. This Post-Effective Amendment designates November 29,2018 as its effective date. As counsel to the Registrant, I represent that the instant Rule 485(b) filing does not contain disclosures that render the filing ineligible to become effective under Rule 485(b).

Thank you for your attention to this filing. Please direct any questions regarding this filing to the undersigned at 973-802-6569.

Sincerely,

/s/ Jonathan D. Shain

Jonathan D. Shain